Exhibit L

                 Before the Public Utility Commission of Oregon
       UM 1121 Application of Oregon Electric Utility Company, LLC, et al.
                 to acquire Portland General Electric Company.


                                TABLE OF CONTENTS



I.   INTRODUCTION..............................................................2

II.  PRELIMINARY MATTERS.......................................................4
          A.   Application Overview............................................4
          B.   Jurisdiction and Review Process.................................5
          C.   Application Checklist...........................................5
          D.   Time Extension For Processing Application.......................5

III. THE PROPOSED TRANSACTION..................................................6
          A.   Introduction to Oregon Electric and its Members.................6
               1.   The Local Applicants.......................................7
               2.   The TPG Applicants.........................................9
               3.   The Passive Investors.....................................12
          B.   Applicants' Reasons for Investing in PGE.......................13
               1.   TPG Applicants............................................13
               2.   Local Applicants..........................................15
          C.   Description of the Transaction.................................15
               1.   Acquisition of PGE by Oregon Electric.....................15
                         (a)  Transaction Financing...........................16
                         (b)  Impact of Financing on PGE......................17
               2.   Oregon Electric's Plan....................................19
                         (a)  Board of Directors..............................19
                         (b)  PGE's Management................................20
                         (c)  Customer Service................................20
                         (d)  Safety..........................................21
                         (e)  System Operations and Investment................21
                         (f)  Energy Efficiency, Renewable Resources,
                               and the Environment............................21
                         (g)  Restructuring...................................21
                         (h)  Taxes...........................................22
                         (i)  Rates...........................................22
                         (j)  Regulatory Affairs..............................22

IV.  DISCUSSION...............................................................22
        A.     Legal Standard for Approval....................................22
        B.     Benefits to PGE's Customers....................................23
               1.   Unified, Certain, and Stable Ownership....................23
               2.   Local Participation on the Board..........................23
               3.   Experience in Helping Companies Through Transitions.......24
               4.   Long-Term Planning to Secure Resources on a
                     Cost-Effective Basis.....................................24
               5.   Reinvestment in the Business..............................24
               6.   Simplicity and Transparency...............................25

V.   CONCLUSION...............................................................25


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                             APPENDIX AND EXHIBITS



APPENDIX A:      Application Checklist

EXHIBIT 1:     Notice List

EXHIBIT 2:     Direct Testimony of Local Applicant Panel on Behalf of Applicants

EXHIBIT 3:     Direct Testimony of Kelvin Davis on Behalf of Applicants

EXHIBIT 4:     Direct Testimony of Karl McDermott on Behalf of Applicants

EXHIBIT 5:     Direct Testimony of Richard Schifter on Behalf of Applicants

EXHIBIT 6:     Stock Purchase Agreement

EXHIBIT 7:     List of TPG Applicant Consent Rights

EXHIBIT 8:     Biography of Richard Schifter

EXHIBIT 9:     Ownership Structure

EXHIBIT 10:    Term Sheet - Oregon Electric Utility Company, LLC

EXHIBIT 11:    Biographies of Local Applicants

EXHIBIT 12:    Breakdown of  Investors in TPG Applicants

EXHIBIT 13:    Summaries of Select TPG Investments

EXHIBIT 14:    Background on TPG

EXHIBIT 15:    List of Affiliates of TPG Applicants

EXHIBIT 16:    Biographies of TPG Applicants

EXHIBIT 17:    Subscription Agreements - Oregon Electric Utility Company LLC

EXHIBIT 18:    Bankruptcy Court Order Approving the Sale of PGE

EXHIBIT 19:    Highly Confident Letter (November 18, 2003)

EXHIBIT 20: Capitalization of Oregon Electric and PGE; Sources and Uses of Proposed Transaction

EXHIBIT 21:    Proposed PGE Board Structure


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                      BEFORE THE PUBLIC UTILITY COMMISSION
                                    OF OREGON
                                     UM 1121


In the Matter of the Application of OREGON
ELECTRIC UTILITY COMPANY, LLC, TPG
PARTNERS III, L.P., TPG PARTNERS IV, L.P.,
MANAGING MEMBER LLC, NEIL
GOLDSCHMIDT, GERALD GRINSTEIN, and                           APPLICATION
TOM WALSH for an Order Authorizing Oregon
Electric Utility Company, LLC to Acquire Portland
General Electric Company

-------------------------------------------------

     Oregon Electric Utility Company, LLC ("Oregon Electric") and three of its members, TPG Partners III, L.P., TPG Partners IV, L.P., and Managing Member LLC, along with Neil Goldschmidt, Gerald Grinstein, and Tom Walsh, who will own Managing Member LLC (collectively referred to as the "Applicants"), respectfully apply for an order of the Oregon Public Utility Commission (the "Commission") approving Oregon Electric's acquisition of the common stock of Portland General Electric Company ("PGE") from PGE's parent company, Enron Corp. ("Enron"). Upon approval of this Application by the Commission and closing of the transaction with Enron, Applicants will exercise substantial influence over the policies and actions of PGE within the meaning of ORS ss. 757.511. This application is filed in accordance with ORS ss. 757.511.

                                 I. INTRODUCTION

     Oregon Electric has agreed to purchase PGE from Enron, subject to this Commission's and certain other regulatory approvals. The issue for the Commission is whether Oregon Electric's purchase "will serve the utility's customers in the public interest."


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     Oregon Electric's plan is simple and straightforward: make PGE's core business of providing safe, reliable and efficient electric service to its customers its sole focus. The plan - and the benefits it will bring to PGE's customers and the public interest - may be summarized as follows:

o Remove PGE from Enron's ownership and place it in the hands of unified ownership--ensuring certainty of ownership, stability, and strong shareholder support;

o Re-establish local focus through significant Oregon representation on PGE's Board of Directors--ensuring accountability to customers and community concerns;

o Recruit a first-class board, including experienced industry executives and national and local business leaders--ensuring that PGE management has the best advice on how to navigate the challenges ahead;

o Re-invigorate board-level strategic direction and long-term planning--ensuring PGE's long term health;

o Invest in the future of PGE through capital reinvestment--ensuring reliability and efficiency from existing assets, and the acquisition and development of new resources; and

o Reinforce management's efforts to achieve best-in-class performance across PGE's critical service metrics and to instill financial discipline throughout the business--ensuring that customers receive safe, reliable and efficient electric service.

     Through these initiatives, the Applicants will help PGE shed the burdens and distractions of its most recent past, thoughtfully and skillfully address its future, and strengthen the company's place in this community as a top-quality service provider, employer, business partner, and corporate citizen.


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     The proposed acquisition is unlike any this Commission has addressed in the past. Prior proposed and approved acquisitions involved mergers in which an Oregon utility would become part of another utility group or energy conglomerate. Unlike those mergers, this proposed transaction will leave PGE independent in the sense that it will not be part of a larger, integrated operating business. This means the organization, from top to bottom, will be able to focus solely on serving its Oregon customers rather than being distracted by business integration issues and unnecessary complexity. This also means the utility Board, management, and employees will not have to contend with competing interests from other businesses in a larger group. Applicants believe that at this point in PGE's existence such independence, coupled with a first-class board of directors and backing responsible and skilled investors with a strong track record of helping companies meet unusual challenges, will best position PGE for renewed stability, growth and effectiveness in serving its customers and the broader interests of Oregon.

                            II. PRELIMINARY MATTERS

     A.   Application Overview

     The Commission must find that "approval of the application will serve the utility's customers in the public interest." By means of this application and the attached Exhibits/1 (the "Application"), Applicants will demonstrate that Oregon Electric's acquisition of PGE will bring substantial benefits to PGE's customers and the public interest.

     Part III of the Application provides detailed information about the proposed transaction. It describes the identity, financial ability, experience, and knowledge of the Applicants. It provides a thorough look at the details of the transaction, including the proposed corporate structure and financing. It also describes how the Applicants will be involved in and contribute to PGE's governance. Part IV of the Application sets forth the benefits that PGE's customers

_______________

1 This application is supported by the Direct Testimony of (1) Local Applicant Panel, (2) Kelvin Davis, (3) Karl McDermott, and (4) Richard Schifter, which are included as Exhibits 2 through 5, respectively.


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and the general public will gain from Oregon Electric's acquisition of
PGE. It demonstrates how and in what ways the proposed transaction meets the Commission's legal standard for approval.

     B.   Jurisdiction and Review Process

     The Commission has jurisdiction to review this Application pursuant to ORS ss. 757.511. Commission authorization must be obtained before any person may directly or indirectly exercise substantial influence over the policies and actions of a public utility that provides heat, light, or power, if such person is or would become an "affiliated interest" with such public utility, as defined in ORS ss.ss. 757.015(1), (2), or (3)./2 The Commission is required to "examine and investigate" the Application, but it is not required to provide for a contested case hearing or any other specific process./3

     A list identifying the relevant parties to this Application and the individuals who should receive notices and communications concerning the Commission's review process can be found in Exhibit 1.

     C.   Application Checklist

     Oregon law and the Commission's own rules require that each Application provide detailed information regarding specific topics of concern./4 For the ease of review, Appendix A provides a checklist identifying each topic and that part of the Application or its Exhibits in which the topic is addressed. If not set out elsewhere, the information required is set forth in the checklist itself.

_______________

2 ORS ss. 757.015 provides that an "affiliated interest" includes corporations and persons owning or holding directly or indirectly, in any chain of successive ownership, five percent or more of the voting securities of a public utility.

3 See In the Matter of the Application of Enron Corp. for an Order Authorizing the Exercise of Influence over Portland General Electric Company, OPUC Order No. 97-196, Docket No. UM 814 (June 4, 1997).

4 ORS ss. 757.511(2); OAR 860-027-0200.


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     D.   Time Extension For Processing Application

     By statute, the Commission must issue an order disposing of this Application within 19 business days of its receipt./5 Oregon Electric hereby consents to an extension of this deadline until September 15, 2004. Oregon Electric is willing to consent to this extension so that the Commission can fully investigate and process the Application in an orderly manner.

                         III. THE PROPOSED TRANSACTION

     Oregon Electric has agreed to acquire all the issued and outstanding common stock of PGE for $1.25 billion plus an estimated purchase price adjustment, for a total purchase price of approximately $1.4 billion (the "Proposed Transaction")./6 As a result of the Proposed Transaction, Oregon Electric will serve as a "holding company" whose sole purpose will be to hold the stock ownership of PGE. PGE's name will not change, PGE headquarters will remain in Portland, and PGE's current management team will continue to operate the utility on a day-to-day basis. Significantly, however, Oregon Electric will appoint a new board of directors of PGE with considerable business expertise and prominent local representation.

     A.   Introduction to Oregon Electric and its Members

     At closing, Oregon Electric will be comprised of three distinct groups:
(1) the "Local Applicants," which will be made up of Managing Member LLC and its owners, Neil Goldschmidt, Gerald Grinstein, and Tom Walsh;/7 (2) the "TPG Applicants," which will be comprised of two investment funds, TPG Partners III, L.P. and TPG Partners IV, L.P., managed by Texas Pacific Group ("TPG");/8 and
(3) the "Passive Investors," which will include the Bill &

_______________

5 ORS ss. 757.511(3).

6 The Stock Purchase Agreement between Oregon Electric and Enron is attached as
Exhibit 6.

7 Messrs. Goldschmidt, Grinstein and Walsh will own 100% of Managing Member LLC, which is the entity through which they will be making their investment in Oregon Electric. Because they will own and control Managing Member LLC, for ease of reading this Application, the term Local Applicants is used in reference to those individuals, unless otherwise specified.

8 TPG is the name under which Tarrant Partners L.P. does business.


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Melinda Gates Foundation (the "Gates Foundation") and OCM Opportunities Fund
III, L.P. ("OCM"). The Local Applicants, through Managing Member LLC, collectively will own approximately 0.4% of the economic interest in Oregon Electric and hold 95% of the voting control./9 The TPG Applicants will own 79.9% of the economic interest in Oregon Electric and hold 5% of the voting control. The Passive Investors will own approximately 19.7% of the economic interest and hold no voting control. A chart of the ownership structure of Oregon Electric is attached as Exhibit 9./10

          1.   The Local Applicants

     The Local Applicants have strong ties to Oregon and the region. They are:
(1) former Oregon Governor Neil Goldschmidt; (2) Seattle native Gerald (Jerry) Grinstein, the former CEO of Burlington Northern, Inc., who has worked with Oregon governmental agencies on issues ranging from economic development to light rail transit; and (3) Tom Walsh, a Portland builder of affordable housing and the former General Manager of Tri-Met. The Local Applicants will play a critical role in the future of PGE if this transaction is approved--they will serve as members of the PGE Board of Directors, and Mr. Goldschmidt will serve as Chairman. As a further indication of their commitment to the success of PGE, the Local Applicants will collectively invest approximately $2.5 million in Oregon Electric. Detailed biographies of each of the Local Applicants are included in Exhibit 11. In brief, their backgrounds are as follows:

     Neil Goldschmidt. Mr. Goldschmidt is a principal in Goldschmidt Imeson Carter, a Portland consulting firm focused primarily on strategic planning and problem solving for national and international businesses. Mr. Goldschmidt has extensive management experience in both the public and private sector and a long record of public service. Most recently,

_______________

9 The Local Applicants' voting control will be subject to certain consent rights to be held by the TPG Applicants. The list of consent rights is attached as
Exhibit 7. If Congress repeals the Public Utility Holding Company Act ("PUHCA"), the voting interests to be held by the Local Applicants and the TPG Applicants in Oregon Electric will be adjusted to reflect their respective equity holdings. An explanation of PUHCA is set out in more detail in the testimony of Richard Schifter, attached as Exhibit 5.

10 The Term Sheet for Oregon Electric is attached as Exhibit 10.


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Mr. Goldschmidt was named to head the Oregon State Board of Higher Education.
From 1987 to 1991, Mr. Goldschmidt served as Governor of the State of Oregon. While Governor, he led the "Oregon Comeback," a rebirth of economic vitality founded on the key principles of building new partnerships, targeting investments, leveraging resources, and raising expectations of what every region of the state could accomplish. In addition to his governorship, Mr. Goldschmidt has served as President of NIKE Canada, International Vice President of NIKE, and as a director on the boards of public and private companies, including National Semiconductor, Kaiser Foundation Health and Pacific Gas Transmission Company. Finally, he served as U.S. Secretary of Transportation under President Jimmy Carter from 1979 to 1981, and was elected Mayor of Portland in 1972 at age 32.

     Jerry Grinstein. Mr. Grinstein is a principal of Madrona Investment Group, LLC, a Seattle-based investment company, and a strategic advisor to Madrona Venture Fund, a Seattle-based venture fund. In addition, he currently is Chief Executive Officer of Delta Air Lines, Inc. ("Delta") and a member of its Board of Directors. Jerry Grinstein previously served as non-executive Chairman of Delta from 1997 to 1999 and thereafter has remained on the board as a director. In 1985, he was elected to the Board of Directors of Burlington Northern, Inc. ("BNI"), where he served as Chief Executive Officer from 1989 to 1995. While at BNI, he oversaw the acquisition of Santa Fe Railroad, which created the nation's largest railroad. Mr. Grinstein also previously served as non-executive Chairman of the Board of Agilent Technologies from 1999 to 2002, and as Chief Executive Officer and Chairman of Western Airlines, Inc. Mr. Grinstein is President of the Board of Regents of the University of Washington, a member of the Henry M. Jackson Foundation, and serves on the boards of the Seattle Symphony and The Seattle Foundation. During his tenure at Western Airlines and BNI, Mr. Grinstein had extensive contacts with the City of Portland and the Port of Portland on issues ranging from economic development to export facilities. In 1994, Mr. Grinstein played a key role in arranging for Tri-Met to use railroad land for the Westside light rail expansion.


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     Tom Walsh. Mr. Walsh is a longtime citizen of Oregon and a business and civic leader in the areas of transportation, affordable housing, and environmental stewardship. Since 1999, Mr. Walsh has served as President of Tom Walsh & Co., a Portland builder of affordable housing. From 1991 to 1998, Mr. Walsh was General Manager of Tri-Met, a Portland regional transit agency with an annual operating budget of approximately $168 million and 2,000 employees. Mr. Walsh has served many prominent Oregon civic and environmental groups, including as Chairman of the Oregon Roads Finance Committee, Vice Chairman of the Oregon Transportation Commission, Chairman of the Glenn Jackson Scholars Program, Chairman of the Oregon Board of Forestry, and member of the Oregon Land Conservation & Development Commission. In 1991, he was appointed as Oregon's representative to the Endangered Species Committee for the spotted owl.

     Each of the three individuals who are Local Applicants has demonstrated an uncommon dedication to the welfare of this region's citizens. They are committed to ensuring that PGE's ownership will be responsive and accountable to its customers and the citizens of this State.

          2.   The TPG Applicants

     The TPG Applicants will collectively exercise 5% of the voting membership interests in Oregon Electric and therefore will become affiliated interests of PGE after the Proposed Transaction is completed./11 Together, the TPG Applicants will provide approximately 79.9% of the equity capital necessary for Oregon Electric to acquire PGE./12

     The TPG Applicants are private equity funds managed by TPG, which is one of America's leading private equity management firms. TPG manages investments on behalf of many of the country's largest public and private pension funds, university endowments, and

_______________

11 See ORS ss. 757.015 (defining "affiliated interest" to include entities in any chain of successive ownership of five percent or more of a utility's voting securities).

12 The exact apportionment of investment between TPG Partners III, L.P. and TPG Partners IV, L.P. is not known at this time. It is possible that TPG Partners III, L.P. may end up not investing at all. However, as TPG Partners III, L.P. and TPG Partners IV, L.P. are both managed by TPG, this would not result in a substantive change to this Application.


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other investors. For example, the Oregon Public Employees Retirement Fund
("OPERS") has invested with TPG since the firm's inception in 1993 and is the single largest investor in TPG-managed funds. As a result, pensioners in Oregon are among the people who will benefit from TPG's investments. A breakdown of investors in TPG Applicants is attached as Exhibit 12.

     Essentially, TPG's role is to help its investors diversify their investment risks so that they are not investing solely in the public stock and bond markets. That in turn provides the pension funds and TPG's other investors with resources to meet their obligations to make promised payments to retirees and other beneficiaries.

     TPG has significant experience in successfully investing in quality companies across a variety of industries, including airlines, financial services, technology, and healthcare. Its current portfolio consists of approximately 30 companies, which collectively employ approximately 250,000 employees and generated combined revenues of $36 billion in 2003. Further background on certain of TPG's investments and recent news articles on the firm are included in Exhibits 13 and 14, respectively. A list of companies in which the TPG Applicants have an ownership interest of 5% or more of the voting securities is attached as Exhibit 15.

     Since its founding, TPG has established a reputation for investing in high quality businesses across many industries, some of which have temporarily been in troubled or transitional circumstances. TPG's capital and sponsorship, coupled with hard work and active Board involvement, have helped many such companies stabilize and improve their performance by refocusing on their core values and mission.

     TPG is not a holding company or a conglomerate. Each of the companies in which it invests is separately capitalized, run by committed local management, and overseen by dedicated, top-quality boards of directors. Once TPG has acquired a business, its goal is to give that business the financial and organizational tools it needs to be successful. TPG typically focuses on improvements in customer service, product enhancements, sound capital investment, stable labor relations, and recruiting first-class board members to provide strategic advice. The


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nature of those initiatives is such that they are necessarily made over many years. Accordingly, TPG takes a long-term perspective in making its investments.

     The TPG Applicants will contribute to PGE directly by having two of TPG's principals on PGE's Board of Directors. Indirectly, the resources of TPG's other principals and professionals, as well as its informal network of advisory professionals, will be available to help the PGE Board at no cost to PGE. David Bonderman and Kelvin Davis will serve on PGE's Board. Detailed biographies of Messrs. Bonderman and Davis are included in Exhibit 16. In brief, their backgrounds are as follows:

     David Bonderman. Mr. Bonderman is a founder of TPG and serves as a principal and general partner of the firm. Prior to forming TPG in 1993, Mr. Bonderman was Chief Operating Officer of the Robert M. Bass Group, Inc. ("RMBG," now doing business as Keystone, Inc.), the investment arm of the Robert Bass family that is located in Fort Worth, Texas. Prior to joining RMBG in 1983, Mr. Bonderman was a partner in the law firm of Arnold & Porter in Washington, D.C., where he specialized in corporate, securities, bankruptcy, and antitrust litigation. Mr. Bonderman has served on the boards of numerous public and private companies, including Continental Airlines, Washington Mutual Savings Bank, Denbury Resources, and Seagate Technology, among many others. He is a strong advocate of environmental causes and serves on the Boards of the Wilderness Society, the Grand Canyon Trust, the World Wildlife Fund, and the American Himalayan Foundation.

     Kelvin Davis. Mr. Davis is a partner at TPG focusing on investments in the electric power sector and other general industries. Prior to joining TPG in 2000, Mr. Davis was President and Chief Operating Officer of Colony Capital, Inc., a private international real estate investment firm. He also has served as a principal of RMB Realty, Inc., the real estate investment vehicle of Robert M. Bass, and he has worked for Goldman, Sachs & Co., an investment bank, and the Trammell Crow Company, a real estate firm. Mr. Davis has served on the board of directors of two publicly traded companies and several private companies, including


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Kraton Polymers LLC, Hotwire, Inc., DS Waters, L.P., Crestline Hotels and
Resorts, and Franchise Finance Corporation of America, among others. Mr. Davis is past Chairman and a current director of Los Angeles Team Mentoring, Inc., a charitable mentoring organization. He is also on the Board of Overseers at the Huntington Library, Art Collections and Botanical Gardens.

          3.   The Passive Investors

     The Passive Investors will contribute approximately 19.6% of the equity that Oregon Electric requires to complete the Proposed Transaction, but they will not acquire any voting membership interest or seats on the Oregon Electric or PGE Board of Directors. Accordingly, they will not be affiliated interests of Oregon Electric or exercise substantial influence over the policies and actions of PGE. The Gates Foundation is a Seattle-based charity with an endowment of approximately $24 billion. The Gates Foundation makes grants to help improve health care in developing nations, to extend education and learning opportunities to the underserved in the United States, and to improve the quality of life for challenged families in the Pacific Northwest. Within Oregon and Washington, the Gates Foundation has made grants to non-profit organizations that provide assistance to at-risk populations through community grants, among other programs. In 2002, the Gates Foundation made grants of nearly $1 billion, including $122 million to charities in the Pacific Northwest. The Gates Foundation has committed more than $474 million to organizations and programs in the Pacific Northwest since its inception in 1994, including community grants as well as grants that support its small high schools initiative and its library program. The Gates Foundation's endowment is invested in a diversified portfolio, part of which is directed to making private investments. The Gates Foundation is a long-term investor, and its assets and the return on its assets are used solely to fund its operations and charitable activities and grants.

     OCM is a private equity fund with in excess of $1 billion in committed capital that is managed by Oaktree Capital Management, LLC ("Oaktree"). Through its private equity funds,


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Oaktree makes long-term investments across a variety of sectors. In particular,
Oaktree has made numerous prior private equity investments in the energy and power sector. Founded in 1995, Oaktree is a private investment firm with over $27 billion committed to its management. OPERS has been an investor in Oaktree's various funds since 1995 and is an investor in the OCM Principals Opportunity Fund III, L.P. The Subscription Agreements between Oregon Electric and each of the Passive Investors are attached as Exhibit 17.

     B.   Applicants' Reasons for Investing in PGE

          1.   TPG Applicants

     Since its founding in 1993, TPG has dedicated significant resources to understanding specific industries and the macroeconomic forces that affect them. In certain cases, TPG looks for industries benefiting from positive intermediate and long-term dynamics even though they may currently be experiencing tough times. Often, public market investors may not be anxious to invest in these types of industries, given the perception of near-term challenges. In recent years, one of the industries on which TPG has focused is the electric power industry. The uncertainty created by deregulation and the overhang of the 2000-2001 power market crisis generally have made companies in the industry unattractive to investors.

     It was well known in the marketplace that Enron was interested in selling PGE, even prior to Enron's bankruptcy. Subsequent to the bankruptcy filing in December 2001, Enron retained Blackstone, a New York-based investment banking firm, to widely market several of Enron's most significant assets, including PGE. In the context of this very public and visible marketing campaign, TPG expressed interest in the utility and began discussions with Enron and PGE management in the fall of 2002. After almost a year of research and due diligence on PGE and extensive negotiations, TPG announced a definitive agreement to acquire the utility on November 18, 2003. Subsequently, the Bankruptcy Court conducted an overbid process in which anyone who wanted to purchase PGE was afforded an opportunity to submit a bid. None were submitted. On February 5, 2004, the Bankruptcy Court issued an approving order


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authorizing Enron to sell the PGE shares to Oregon Electric, (i) free and clear of Enron's creditors' claims and (ii) enjoining any person from interfering with the sale of PGE shares to Oregon Electric. A copy of the order is attached as
Exhibit 18.

     As part of its due diligence, TPG found that PGE is a fundamentally sound utility with talented and dedicated employees, a high-quality service territory, well-maintained generation assets, and a long track record of solid customer service. In spite of its strengths, however, PGE has been facing real challenges. First, the company has been weathering a difficult period in the industry. The unprecedented events in the power markets of the summers of 2000-2001 (and the fundamental challenges they represented) significantly increased energy costs and necessitated significant and abrupt increases in rates throughout the Western United States, which has had unfortunate implications for many of PGE's customers. Notwithstanding PGE's ability to pass through some of its power acquisition costs to customers, the utility's financial performance has been severely impacted by these industry conditions, many of which continue to persist. These difficulties have been compounded by a difficult economic environment in Oregon, which has suffered a more protracted decline than perhaps any other state.

     Moreover, PGE has been facing significant challenges brought on by the Enron bankruptcy. With its corporate parent bankrupt and involved in complex legal proceedings, and with devastating losses to its employees' retirement funds, PGE's reputation has been tarnished and its management forced to grapple with issues far removed from PGE's core mission of generating, transmitting and distributing energy to its customers.

     In spite of these substantial challenges, PGE has been able to continue to serve its customers, but it has done so amidst significant distractions. After serious consideration and analysis, TPG concluded that its institutional knowledge and expertise, coupled with a dedicated board of directors bringing long-term strategic guidance in collaboration with senior management, could help PGE meet future challenges. In particular, TPG determined that by removing PGE from the Enron estate and providing strong Board leadership, it could help PGE


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to better-position itself to weather the current turmoil in the industry and ultimately experience renewed growth and strength. Importantly, TPG determined that it could help PGE to achieve these goals only in conjunction with strong local leadership that would better understand the unique challenges facing PGE's customers and the region. This led to Neil Goldschmidt, Jerry Grinstein and Tom Walsh partnering with TPG to help lead PGE.

          2.   Local Applicants

     While the Local Applicants have diverse backgrounds and experiences, they are all passionate about the welfare of the Pacific Northwest region and its citizens. Messrs. Goldschmidt, Grinstein and Walsh understand that a strong and healthy utility is critical not only to the customers of the utility, but also to the economic welfare of the state. It is for this reason that they have decided to personally invest in and help lead PGE.

     First and foremost, they look forward to the opportunity as Board Chairman and directors to help management return PGE to a singular focus on its core business of providing safe, reliable and efficient electric service to its customers. Second, the Local Applicants view this as an opportunity to reinvigorate a spirit of partnership between the utility and its existing and potential business customers in order to foster economic growth in Oregon.

     The Local Applicants believe that the combination of strong, local leadership and national relevant business expertise on the Board will lead to thoughtful strategic decision-making and long-term planning that will result in a stable, first-class utility providing safe, reliable and efficient electric service to its customers. When that goal has been achieved, they are confident that PGE's future will be assured.

     C.   Description of the Transaction

          1.   Acquisition of PGE by Oregon Electric

     Oregon Electric will acquire 100% of the issued and outstanding common stock of PGE for a base purchase price of $1.25 billion. In addition, Oregon Electric will pay to Enron an


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amount equal to any change in retained earnings from January 1, 2003 through the closing date. It currently is estimated that total cash due Enron at closing will be approximately $1.4 billion.

               (a)  Transaction Financing

     Oregon Electric will need approximately $1.471 billion to fund the purchase price and fees and expenses associated with the transaction. Funds will be made available from a combination of equity capital, debt financing, and a dividend from PGE at the time of closing.

     Equity. The Applicants and the Passive Investors have committed to invest approximately $525 million in equity in Oregon Electric, of which the TPG Applicants will provide approximately 79.9%. TPG currently has over $6 billion in committed capital that is available for investments such as this one. The Passive Investors will invest approximately $100 million. The Local Applicants have committed to invest, through Managing Member LLC, approximately $2.5 million and will meet this obligation from their own resources.

     Debt. Credit Suisse First Boston ("CSFB"), a reputable investment bank with substantial experience in utility sector financings, together with other banks, will arrange for Oregon Electric to borrow approximately $582 million of senior secured term loan facilities ("Term Loans") with maturities ranging from 4 to 9 years; and approximately $125 million of senior unsecured notes (the "Notes"), which will have a 10-year term. In addition, Oregon Electric will arrange to put a $100 million revolving credit facility in place at Oregon Electric at close. The debt financing will be raised from a combination of public and private financial institutions.

     TPG has raised over $30 billion of financing in the capital markets through its portfolio companies over the last ten years, and is confident that it will be able to raise the financing for Oregon Electric. In addition, Oregon Electric has obtained a Highly Confident Letter from CSFB. The Highly Confident Letter states that CSFB is:

     o Highly confident of its ability to arrange a syndicate of lenders willing to provide the entire amount of the credit facilities. CSFB is prepared to continue discussions with Oregon Electric at the appropriate time regarding the terms and


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          conditions upon which it could issue a formal commitment letter with respect to the credit facilities; and

     o Highly confident of its ability to arrange for the sale of the Notes through a private sale with customary registration rights and/or public offering.

The Highly Confident Letter as of November 18, 2003 is attached as Exhibit 19.

     Subject to certain limitations, the Oregon Electric Term Loans will be secured by a priority lien on, and pledge of, the stock of PGE. It is important to note that even in the extremely unlikely instance whereby the lenders have the right to foreclosure under this pledge, that exercise would be subject to obtaining required regulatory approvals, including that of the Commission.

     Dividend. A dividend from PGE to Oregon Electric in the amount of approximately $240 million will be an additional source of acquisition funds. PGE has a substantial cash position, in large part because it has not paid a cash dividend to Enron since 2001. As of December 31, 2003, PGE had cash on the balance sheet in the amount of $109 million and a common equity ratio of 55%. Based on current forecasts of net income and cash for 2004, PGE is expected to have approximately $250 million in cash on the balance sheet by December 31, 2004. At closing, PGE will dividend to Oregon Electric approximately $240 million to help fund the adjusted purchase price. This would leave a cash balance at PGE of approximately $10 million, which, in conjunction with the revolving bank loan facility available at PGE (discussed below), will provide ample liquidity for the company. Importantly, the common equity ratio at PGE will remain in excess of the OPUC minimum of 48% common equity ratio after this dividend is made.

     A financial overview showing the sources and uses of the transaction and the estimated capitalization for Oregon Electric and PGE can be found at Exhibit 20.


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               (b)  Impact of Financing on PGE

     Oregon Electric's total capitalization at closing on a stand-alone basis is estimated to be approximately $1.232 billion, comprised of $525 million of equity and $707 million of funded debt for a pro forma debt to total capitalization ratio of 57%. The capitalization of PGE will remain above the 48% common equity ratio required by this Commission.

     Oregon Electric's source for servicing its acquisition debt will be the dividends from PGE. Based upon forecasts completed by Applicants, PGE will be able to pay approximately $80 to $100 million of annual dividends to Oregon Electric. These forecasts incorporate budgeted capital expenditures to support reinvestment in PGE infrastructure as well as budgeted operations and maintenance expenses. This will translate into over $250 million of paydown of debt principal over the first five years after closing (i.e., 2005 through 2009). In the event of a timing difference between receipt of dividends from PGE and debt service obligation under the Term Loans and Notes, Oregon Electric will have a $100 million senior secured revolving credit facility ("Revolver") available. The Revolver will be largely undrawn at the closing of the purchase, but subsequently would be available for liquidity purposes, such as bridging possible timing differences between cash disbursements (e.g., debt service obligations) and cash receipts (i.e., dividends from PGE). The Revolver will be secured by a pledge of PGE stock in the same manner the Term Loans will be secured. Oregon Electric does not intend to pay dividends to its members. Rather, dividends from PGE to Oregon Electric will be used to service and pay down Oregon Electric's debt.

     Forecasts indicate that at closing PGE will have a common equity ratio that is higher than the minimum capital equity ratio of 48% approved by the Commission. The Applicants assumed that PGE would continue to be regulated at a pro forma common equity ratio of 48% for purposes of determining the cash dividends to its parent company. The Applicants assumed that PGE maintains a minimum $10 million cash balance, as well as a constant debt capital structure (i.e., PGE will refinance any maturing debt). The combination of a starting pro forma common


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equity ratio of approximately 49% and those assumptions yields a projected common equity ratio that remains above 48% throughout the forecast period.

     PGE's long-term debt and preferred securities will remain in place. The utility's $150 million revolving credit facility will be refinanced with a new unsecured $250 million Revolver. Because PGE's Revolver is expected to have a term that is longer than one year, the Commission will be asked to approve this facility concurrent with change of ownership./13 Oregon Electric intends to manage short-term cash requirements at PGE in much the same manner as those requirements are currently managed.

     No assets of PGE will be pledged to secure loans of Oregon Electric. To be perfectly clear--the utility itself will not be responsible for those debts, and its assets will not be pledged as part of the financing of the purchase, but the stock of PGE held by Oregon Electric will be pledged to secure the loans. Oregon Electric expects PGE's corporate credit rating to remain investment grade.

          2.   Oregon Electric's Plan

     As stated in the Introduction, Oregon Electric's plan is simple and straightforward: make PGE's core business of providing safe, reliable and efficient electric service to its customers its sole focus. By helping to guide PGE through a difficult and challenging period in the electric industry, Oregon Electric will help prepare PGE for a renewed period of stability and health. The following sections discuss Oregon Electric's intentions with respect to the board of directors, executive management, and specific operational commitments.

               (a)  Board of Directors

     Upon completion of the Proposed Transaction, all current members of PGE's Board of Directors will resign and a new board of directors will assume leadership. The Board will include between 10 and 14 individuals. These individuals will bring firsthand knowledge and a

_______________

13 It has been agreed between Oregon Electric and Enron that PGE will make a separate application to the Commission seeking authorization to approve the Revolver amount. This is not a condition to closing.


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keen understanding of the current and potential needs and concerns of the consumers of electricity in the State of Oregon, as well as a thorough understanding of the challenges facing the region and the issues of importance to Oregon's citizens. Additionally, the new board members will bring strong business expertise and insight that will allow the Board to provide strategic guidance, including long-term resource planning and prudent oversight. A board of directors consisting of individuals who possess these qualifications will ensure that the Board serves the needs of the company and its customers.

     As discussed above, Neil Goldschmidt will become Chairman of the Board and Jerry Grinstein and Tom Walsh will be Board members. Two of TPG's partners, David Bonderman and Kelvin Davis, will also join the Board. The balance of the Board will include PGE's Chief Executive Officer, other prominent Oregonians, national business leaders, and energy industry executives. The Board always will include at least five members with Oregon backgrounds. A diagram of the proposed Board structure for PGE is included in Exhibit 21.

               (b)  PGE's Management

     Oregon Electric believes that PGE is a well-run company, benefiting from the significant tenure of its executive team and the dedication of its 2,700 employees. It is expected that Peggy Fowler, PGE's Chief Executive Officer, and other members of executive management will retain their positions after the closing of the Proposed Transaction. Consistent with customary corporate governance practices, subsequent to the closing of the Proposed Transaction and formation of PGE's new board of directors, the Board will be responsible for all decisions regarding the retention of executive management.

               (c)  Customer Service

     PGE has a strong record of success in customer service, receiving high marks from customers for the value of customer service that exceed the national and regional averages. Oregon Electric admires PGE's achievements in this area and is committed to maintaining PGE's record and utilizing TPG's existing strengths to improve it where possible.


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               (d)  Safety

     Oregon Electric understands the critical importance of community, employee and public safety and is committed to continuing PGE's record in this regard. Oregon Electric notes that both PGE's Boardman and Coyote Springs generating plants have received the SHARP award and demonstrate success in employee safety initiatives.

               (e)  System Operations and Investment

     Oregon Electric pledges to maintain and enhance PGE's excellent record in this area. PGE's record in system operations is among the best in Oregon. PGE has consistently exceeded the distribution and transmission benchmarks set for it in the safety and service quality program the Commission adopted as part of approving the merger with Enron in 1997. Customers of all classes give PGE high marks for service restoration and attention to service quality, which is of particular importance to a growing number of businesses. The operating records of PGE's generating plants are also excellent. PGE has continued to invest in all parts of its system, upgrading its generating plants and its distribution and transmission network. PGE has solid practices for planning, designing, operating, and maintaining its system.

               (f)  Energy Efficiency, Renewable Resources, and the Environment

     Oregon Electric believes that PGE has a good record in all of these areas. Under the direction of Oregon Electric, PGE will continue to support the efforts of the Energy Trust of Oregon to invest wisely in energy efficiency and renewable resources. PGE will also maintain its focus on meeting all applicable environmental standards. Oregon Electric, through the leadership of its Board, looks forward to enhancing PGE's performance in environmental, energy efficiency, and renewable resource areas.

               (g) Restructuring

     Oregon Electric will continue PGE's efforts to facilitate the development of direct access in Oregon, subject to the restrictions placed by the Legislature in SB 1149 and SB 3633. Oregon Electric believes that additional customer choices contribute to a strong local economy.


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               (h)  Taxes

     Oregon Electric will file taxes on a consolidated basis with PGE. Unlike Enron, Oregon Electric will pay taxes in Oregon.

               (i)  Rates

     The transaction does not require PGE to make any changes in rates.

               (j)  Regulatory Affairs

     Oregon Electric is very mindful of the important relationship between a regulatory body and the utilities it regulates. For this reason, Oregon Electric will place particular emphasis on maintaining and enhancing the relationship between this Commission and PGE.

                                 IV. DISCUSSION

     The Proposed Transaction will serve PGE's customers in the public interest in a manner that meets and exceeds the standard set forth for approval at ORS ss. 757.511.

     A.   Legal Standard for Approval

     Oregon law requires the Commission to approve the Proposed Transaction if Oregon Electric shows that doing so "will serve the public utility's customers in the public interest."/14 The Commission has interpreted that directive to require a two-step assessment of whether the Proposed Transaction will (1) provide a net benefit to the utility's customers, and (2) impose "no harm" to the public at large.

     The term "net benefit" derives from the Commission's interpretation of the statutory requirement that the transaction "serve" the public interest. The Commission has concluded that the term "serve" means that the transaction must be "more than neutral" with respect to the utility's customers. In other words, providing a "net benefit" simply means that the transaction must result in some tangible benefit--it must "promote the interests" or "be of use" to the customers. Such an interpretation was advocated by Staff in UM 1011./15

_______________

14 ORS ss. 757.511(3).

15 Order 01-778.


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     Importantly, the "net benefit" standard is not restricted to purely economic considerations, but incorporates the "total set of concerns" presented by a specific Application. Similarly, a showing of "no harm" need not be reduced to monetary terms. In short, the Commission has stated that each transaction must be assessed on a case-by-case basis and there is no requirement that benefits must come in monetary terms./16

     B.   Benefits to PGE's Customers

     The Proposed Transaction offers significant, tangible benefits to PGE customers and the public at large. These benefits include ownership certainty, a strong local voice, a board making thoughtful decisions about strategic direction, long-term resource planning, ongoing investment in the business. Taken as a whole, these benefits exceed the statutory standard set forth in ORS ss. 757.511 and provide ample reason for this Commission to find that the Proposed Transaction serves PGE's customers in the public interest.

           1.  Unified, Certain, and Stable Ownership

     The Enron bankruptcy has left PGE with legal liabilities, management distractions, and an uncertain ownership outlook. The Proposed Transaction will bring an emphatic and expedient end to this uncertainty. This certain and stable ownership of the Applicants will benefit PGE's customers and the public at large. Electricity is a crucial service, and a stable, successful utility is an attractive regional asset that will help draw businesses and jobs to Oregon. In addition, PGE's headquarters will stay in Portland, jobs will stay in Oregon, and the company will continue its charitable leadership in the community.

          2.   Local Participation on the Board

     Oregon Electric will appoint a board of directors that will include substantial representation by prominent local citizens. The proposed Chairman of PGE's Board of Directors is a dedicated Oregonian who is knowledgeable about and sensitive to the critical issues facing

_______________

16 Id.


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this State. The Local Applicants, who have a long history of public service and commitment to public causes, will ensure that PGE's new board of directors is aware of and responsive to the concerns and needs of its customers. Additionally, Oregon Electric pledges that PGE's Board will always be Oregon-focused, with a minimum of five Oregonians on the Board at any one time. Finally, as a further indication of its local commitment, Oregon Electric pledges to continue PGE's strong tradition of philanthropy.

          3.   Experience in Helping Companies Through Transitions

     TPG Applicants bring to this transaction considerable skill and expertise in helping companies to manage difficult transitions and challenging industry circumstances, while planning prudently to meet long-term needs. They will provide invaluable experience and expertise to help PGE management navigate the present industry turmoil. Local Applicants will bring additional management expertise, as well as their own perspective, sensitivity, and deep-seated commitments to Oregon.

          4.   Long-Term Planning to Secure Resources on a Cost-Effective Basis

     Through the considerable resources of its first-class board members, Oregon Electric will be able to make the best possible decisions regarding long-term planning. Long-term planning is one of the most critical decisions a corporate board makes. It is particularly important here, given PGE's projected long-term gap between generation resources and demand. PGE's management has been working diligently on these issues and will benefit from the guidance and direction of a strong board in making critical decisions that will impact rates over time.

          5.   Reinvestment in the Business

     Under the guidance of the new board, Applicants will actively reinvest capital in PGE through the maintenance and enhancement of existing assets and the acquisition and development of new resources. As previously noted, dividend forecasts incorporate budgeted capital expenditures and operation and maintenance expenses. The revenue that Oregon Electric receives from PGE generally will be used to service and pay down debt and to pay federal and


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Oregon state taxes. As a further indication of its commitment to reinvest in the business, Oregon Electric will use excess cash to reduce leverage. The members of Oregon Electric do not plan to take dividend payments.

          6.   Simplicity and Transparency

     The Proposed Transaction is simple and straightforward. Oregon Electric is not a utility or a conglomerate that intends to integrate PGE into its other operating businesses. Unlike the Enron/PGE merger (UM 814), in this case Oregon Electric is not absorbing any PGE activities (i.e., the PGE trading floor) for which PGE customers may be entitled to compensation, and Oregon Electric is not positioned to use PGE's utility experience to further a competitive agenda or to advance the business of affiliates. Similarly, unlike the Scottish Power/PacifiCorp merger (UM 918), and the proposed Sierra Pacific/PGE merger (UM
967), Oregon Electric neither owns nor operates any other utilities. This transaction will result in a separately capitalized and managed entity. Oregon Electric does not own or operate other utilities and therefore presents no threat of cross-subsidization or affiliate abuses. Moreover, PGE has paid Enron over $1 million per year for corporate services. Oregon Electric does not intend to allocate any of its expenses to PGE, which will streamline the review process for the Commission now and in the future. Taken as a whole, the Proposed Transaction will allow the Commission to monitor PGE and Oregon Electric in an open and direct manner.

                                  V. CONCLUSION

     The Applicants have chosen to invest in PGE because they believe in the future of PGE, the future of the electric industry, and the future of Oregon. Applicants' investment ultimately will be successful only if PGE is successful. PGE's success is dependent on providing safe, reliable and cost-effective energy to its customers. Thus the Applicants' interests are aligned with those of PGE's customers. The Proposed Transaction provides significant benefits to PGE customers and will serve those customers in the public interest./17

_______________

17 Id.


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     Wherefore, Oregon Electric respectfully requests that the Commission enter an Order authorizing the Applicants to acquire the power to exercise substantial influence over the policies and actions of PGE and granting such other approvals as may be necessary or appropriate.

     RESPECTFULLY SUBMITTED this 8th day of March, 2004.

                               ATER WYNNE LLP



                               By:      /s/ Lisa Rackner
                                        -----------------------------------
                                        Lisa Rackner, OSB No. 87384
                                        Kirk Gibson, OSB No. 85122
                                        222 SW Columbia Street, Suite 1800
                                        Portland, OR 97201-6618
                                        Telephone:  (503) 226-1191
                                        Facsimile:  (503) 226-0079
                                        E-mail: lfr@aterwynne.com (Lisa Rackner)
                                        E-mail: khg@aterwynne.com (Kirk Gibson)
                                        Attorneys for Applicants


                               OREGON ELECTRIC UTILITY COMPANY, LLC



                               By:      Thad Miller
                                        General Counsel
                                        222 SW Columbia Street, Suite 1850
                                        Portland, OR 97201-6618
                                        Telephone:  (503) 226-8622
                                        Facsimile:  (877) 892-1953
                                        E-mail: tmiller6@optonline.net
                                        Attorney for Applicants


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                      BEFORE THE PUBLIC UTILITY COMMISSION

                                    OF OREGON

                                     UM 1121


In the Matter of

OREGON ELECTRIC UTILITY COMPANY, LLC,
et al.,                                                    APPLICATION AMENDMENT

Application for Authorization to Acquire Portland
General Electric Company

--------------------------------------------------


     On July 8, 2004, Oregon Electric Utility Company, LLC ("Oregon Electric") announced the names of seven additional directors who will join David Bonderman, Kelvin Davis, Peggy Fowler, Gerald Grinstein and Tom Walsh on the Board of Directors of Portland General Electric Company ("PGE") upon approval of the Proposed Transaction. They are:

o    Peter O. Kohler, M.D. - President, Oregon Health & Science University

o Kirby Dyess - former Corporate Vice President and Director of Operations, Intel Capital; Principal, Austin Capital Management

o Maria Eitel - Vice President and Senior Advisor for Corporate Responsibility, Nike Inc.; President, Nike Foundation.

o Jerry Jackson - former senior utility executive at Entergy Corporation; Of Counsel, Skadden, Arps, Slate, Meagher & Flom, LLP.

o    Duane McDougall - former President and CEO, Willamette Industries, Inc.

o    Robert Miller - Chairman, Rite Aid Corp.; former CEO, Fred Meyer, Inc.

o    M. Lee Pelton, Ph.D. - President, Willamette University

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Detailed biographies of the all of the PGE Board members are attached as Exhibit
23. Dr. Kohler will serve as non-executive Chairman of the Board of Directors.

     Dr. Kohler and Messrs. McDougall and Miller will also become members of Managing Member, LLC ("Managing Member"), along with Applicants Gerald Grinstein and Tom Walsh. All five will serve on the Board of Directors of Oregon Electric, as will Mr. Bonderman. As members of Managing Member, Dr. Kohler and Messrs. McDougall and Miller will exercise substantial influence over the policies and actions of PGE within the meaning of ORS ss. 757.511. Accordingly, the original Application, filed on March 8, 2004, is hereby amended to add them as Applicants. Importantly, except for the identity of the individuals, there are no substantive changes to the ownership structure or the Proposed Transaction.

     A.   Introduction to New Applicants

     The new Applicants are prominent leaders of Oregon's business and civic institutions who, like Tom Walsh and Gerald Grinstein, have demonstrated an uncommon commitment to the region, to Oregon and its citizens, and to Oregon's economic health. In brief, their backgrounds are as follows:

     Peter O. Kohler, M.D. Dr. Peter Kohler is President of Oregon Health & Science University ("OHSU") and is active in health policy, research, and education at the state and national level. During Dr. Kohler's 16-year tenure, OHSU has seen significant advances in research (the number of grants has increased from $40 million to almost $257 million), health care (patient visits have increased from 169,100 to more than 721,000), and academics (the number of students has doubled to more than 2,600). Today, OHSU is Portland's largest and the state's fourth largest employer. Dr. Kohler has served as chairman of the Oregon Health Council, the NIH Endocrinology Study Section and the NICHD Board of Scientific Counselors. He was elected to the Institute of Medicine, has served on its task force to evaluate telemedicine and was Chairman of its Committee on Improving Long-Term Care. He is on the board of directors of Stancorp Financial Group and the Portland Branch of the Federal Reserve Bank of


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San Francisco. Dr. Kohler has served as Chairman of the Board of the Association of Academic Health Centers and is one of nine education leaders to receive this year's Chief Executive Leadership Award from the Council for Advancement and Support of Education. He resides in Portland.

     Duane McDougall. Duane McDougall served as President and CEO of Willamette Industries, a Fortune 400 company, from 1998 to 2002. During his 23-year career with Willamette, he held numerous operating and finance positions. Mr. McDougall serves on several corporate boards, including Cascade Corp., Greenbrier Companies, InFocus, North Pacific Companies, and West Coast Bancorp. Mr. McDougall was also Chairperson of the Oregon State University Foundation from 2002-2003, and serves on the Boards of Legacy Health Systems, Portland Art Museum, and the Oregon Symphony. He is a former trustee of the Oregon Chapter of the Nature Conservancy. A native Oregonian, Mr. McDougall resides in Lake Oswego.

     Robert Miller. Robert Miller, Rite Aid's Chairman of the Board since 1999, was also the Chief Executive Officer until 2003. Previously, Mr. Miller served as Vice Chairman and Chief Operating Officer of The Kroger Company, a retail food company. Mr. Miller joined Kroger in 1999, when The Kroger Company acquired Portland-based Fred Meyer, Inc., a food, drug, and general merchandise chain. From 1991 until the acquisition, he served as Chief Executive Officer of Fred Meyer. Mr. Miller currently serves on the Board of Directors of Harrah's Entertainment, Inc., City of Hope and The Jim Pattison Group, as well as on the Boards of United States Bakery and Trailblazer Fruit Products, both of which are based in Portland. He was formerly on the boards of PacifiCorp and Scottish Power, after its merger with PacifiCorp in 1999. In addition, Mr. Miller has also served as Campaign Chairman, Alexis de Tocqueville Society, and Rose Society Committee Chair for the local United Way of the Columbia-Willamette. He resides in Portland.

     Each of these new Applicants is committed to ensuring that PGE's ownership will be responsive and accountable to its customers and the citizens of this State.


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     B.   Impact on Voting and Equity Interests in Oregon Electric

     Importantly, there will be no change to the structure of Managing Member or its relationships to Oregon Electric and PGE. The new members of Managing Member will participate on substantially the same terms and conditions as Gerald Grinstein and Tom Walsh. The only material changes will be the addition of the new Applicants as investors in Managing Member and the total amount invested in Managing Member, which will increase from approximately $2.5 million to approximately $3.5 million.

     With the addition of the new Applicants, there will be five members in Managing Member: Dr. Kohler and Messrs. Grinstein, McDougall, Miller and Walsh. These five members will comprise the group referred to as Local Applicants in the Application. Each of these five will invest their personal funds in Oregon Electric through investments in Managing Member. Collectively, they will be investing $3.5 million - representing approximately 0.67% of the economic interest in Oregon Electric. TPG Applicants will own approximately 79.90% of the economic interest in Oregon Electric. The Passive Investors will own approximately 19.43% of the economic interest. A revised chart of the ownership structure of Oregon Electric is attached as Revised Exhibit 9. There will be no changes to voting control of Oregon Electric as set out in the original Application.

     C.   Applicants' Reasons for Investing in and Commitment to PGE

     Like Messrs. Grinstein and Walsh, the new Applicants are passionate about the welfare of the region, Oregon and its citizens. They understand that a strong and healthy utility is critical not only to the customers of the utility, but to the economic welfare of the state as well. They believe that they will be in a position to guide PGE into the future with a renewed focus on customers. Accordingly, they have decided to personally invest in and help lead PGE.

     The new Applicants are committed to returning PGE to a singular focus on its core business of providing safe, reliable and efficient electric service to its customers. In addition, they are committed to reinvigorating a spirit of partnership between the utility and its existing


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and potential business customers in order to foster economic growth in Oregon, which will benefit all of PGE's customers and the citizens of this State. Finally, they are committed to continuing, if not improving further, PGE's leadership role as a good corporate citizen.

     By this amendment, the new Applicants endorse and adopt the goals and commitments articulated in the Application, the Direct and Supplemental Testimony of Kelvin Davis, and the Direct Testimony of the Local Applicant Panel.

     D.   Commitment to Local Representation

     In its Application and supporting testimony, Oregon Electric has promised local representation and leadership on the PGE Board of Directors as a benefit of the Proposed Transaction through the appointment of at least five Oregonians to the Board. Applicants believe that the appointment of these additional directors - which brings the total number of prominent Oregonians to seven - represents fulfillment of this promise.

     RESPECTFULLY SUBMITTED this 12th day of July, 2004.

ATER WYNNE LLP                           OREGON ELECTRIC UTILITY COMPANY, LLC



                                         By:  /s/ Thad Miller
By: /s/ Lisa Rackner                          ------------------------------
    ----------------------------              Thad Miller
    Lisa Rackner, OSB No. 87384               General Counsel
    Kirk Gibson, OSB No. 85122                222 SW Columbia Street, Suite 1850
    222 SW Columbia Street, Suite 1800        Portland, OR 97201-6618
    Portland, OR 97201-6618                   Telephone: (503) 226-8622
    Telephone: (503) 226-1191                 Facsimile: (877) 892-1953
    Facsimile: (503) 226-0079                 E-mail: tmiller6@optonline.net
    E-mail: lfr@aterwynne.com                 Of Attorneys for Applicants
    E-mail: khg@aterwynne.com
    Of Attorneys for Applicants


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